Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for Fourth Quarter and Full Fiscal Year

Reports Record Non-Gasoline Sales for Fiscal 2016

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 16, 2016--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported total sales of $3.79 billion for fiscal 2016 compared with $3.78 billion in fiscal 2015. For the fiscal years ended September 2016 and 2015, net income totaled $54.2 million in 2016 compared with $59.4 million in 2015.

Total sales for the fourth quarter of fiscal 2016 were $962.4 million compared with $952.8 million for the fourth quarter of fiscal 2015. Net income for the fourth quarter of fiscal 2016 totaled $14.2 million, compared with net income of $16.2 million for the fourth quarter of fiscal 2015.

Net sales increased for the quarter and the year despite significantly lower retail gasoline prices compared with the prior year periods. Gasoline prices were lower for both the fourth quarter and the full fiscal 2016 year compared with the prior year.

Commenting on the results, Robert P. Ingle II, Chief Executive Officer, said, “During 2016 we worked very hard to improve our stores, resulting in positive customer response.”

Fourth Quarter Results

Net sales totaled $962.4 million for the quarter ended September 24, 2016, compared with $952.8 million for the comparable quarter in fiscal 2015. Comparable store sales, excluding gasoline, increased 1.6%.

Gross profit for the fourth quarter of fiscal 2016 increased to $237.2 million, compared with $228.1 million for the fourth quarter of fiscal 2015. Gross profit as a percentage of sales was 24.7% and 23.9% for the 2016 and 2015 fourth quarters, respectively.

Operating and administrative expenses for the September 2016 quarter totaled $204.9 million. Operating and administrative expenses as a percentage of sales were 21.3% for the fourth quarter of fiscal 2016, compared with $193.0 million or 20.3% of sales for the fourth quarter of fiscal 2015.

Losses from asset disposals were $0.3 million during the fourth quarter of fiscal 2016 compared with gains of $1.9 million during last year’s fourth quarter.

Interest expense totaled $11.9 million for the fourth quarter of fiscal 2016, compared with $12.8 million for the fourth quarter of fiscal 2015. Total debt was $876.5 million at the end of fiscal 2016 compared with $886.1 million at the end of fiscal 2015.

Net income for the fourth quarter 2016 totaled $14.2 million, compared with net income of $16.2 million for the September 2015 fourth quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.72 and $0.70 per share, respectively, for the September 2016 quarter, compared with $0.83 and $0.80 per share, respectively, for the September 2015 quarter.

Annual Results

Net sales were $3.79 billion for the fiscal year ended September 2016, compared with $3.78 billion for the fiscal year ended September 2015. Excluding gasoline, the Company achieved record comparable store sales in fiscal 2016, increasing 2.0% over fiscal 2015.

Gross profit for the fiscal year ended September 24, 2016, increased $31.1 million, or 3.5%, to $924.4 million, or 24.4% of sales, compared with $893.3 million, or 23.6% of sales, for the fiscal year ended September 26, 2015. Retail grocery gross profit as a percentage of total sales (excluding gasoline) increased 16 basis points comparing fiscal 2016 with fiscal 2015.

Operating expenses increased $38.3 million in fiscal 2016, compared with fiscal 2015, and were 21.0% of sales for fiscal 2016 and 20.0% of sales for fiscal 2015.

Loss on asset disposals totaled $1.2 million for fiscal 2016, compared with gains of $2.2 million for fiscal 2015. During fiscal 2016, the Company wrote off buildings demolished in advance of rebuilding new stores in future periods.

Interest expense decreased $0.7 million for the year ended September 24, 2016 to $46.3 million, compared with $47.0 million for the year ended September 26, 2015. Interest rates were stable across both fiscal periods. Over the course of fiscal 2016, net debt repayments totaled $11.0 million.

Income tax expense as a percentage of pre-tax income was 36.0% for fiscal 2016 compared with 37.2% for fiscal 2015. The decrease in the effective tax rate is primarily attributable to certain discrete items in fiscal 2015 which are not expected to recur in future periods.

Net income for fiscal 2016 totaled $54.2 million, compared with net income of $59.4 million for fiscal 2015. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $2.75 and $2.68 per share, respectively, for the year ended September 24, 2016, compared with $3.02 and $2.93 per share, respectively, for the year ended September 26, 2015.

Capital expenditures totaled $137.6 million and $104.1 million for fiscal 2016 and 2015, respectively. During fiscal 2016, the Company opened two new store buildings and closed one store that is being rebuilt and will reopen in the future. The Company’s other store improvement capital projects in fiscal 2016 focused on improved merchandising, convenience and the range of products offered to our customers.

The Company has a line of credit facility totaling $175.0 million with $165.6 million available (after deducting outstanding borrowings and letters of credit) at September 24, 2016. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 24, 2016.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2016 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 24,	Sept. 26,	Sept. 24,	Sept. 26,
	2016 (13 weeks)	2015 (13 weeks)	2016 (52 weeks)	2015 (52 weeks)

Net sales	$962,374	$952,838	$3,794,977	$3,778,644
Gross profit	237,194	228,056	924,405	893,304
Operating and administrative expenses	204,941	193,026	794,595	756,313
(Loss)/gain from sale or disposal of assets	(274)	1,871	(1,208)	2,191
Income from operations	31,979	36,901	128,602	139,182
Other income, net	710	633	2,362	2,283
Interest expense	11,937	12,823	46,330	47,007
Income taxes	6,569	8,476	30,445	35,105
Net income	$14,183	$16,235	$54,189	$59,353

Basic earnings per common share – Class A	$0.72	$0.83	$2.75	$3.02
Basic earnings per common share – Class B	$0.65	$0.75	$2.50	$2.74
Diluted earnings per common share – Class A	$0.70	$0.80	$2.68	$2.93
Diluted earnings per common share – Class B	$0.65	$0.75	$2.50	$2.74

Additional selected information:
Depreciation and amortization expense	$27,244	$26,131	$106,588	$102,877
Rent expense	$3,303	$3,301	$13,761	$13,615

Consolidated Balance Sheets

	Sept. 24,		Sept. 26,
	2016		2015
ASSETS
Cash and cash equivalents	$5,680		$7,505
Receivables-net	61,735		66,284
Inventories	343,881		338,644
Other current assets	7,191		11,313
Property and equipment-net	1,247,882		1,211,458
Other assets	20,109		19,624
TOTAL ASSETS	$1,686,478		$1,654,828
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$10,001		$11,368
Accounts payable, accrued expenses and current portion of other long-term liabilities	231,604		240,592
Deferred income taxes	71,449		64,643
Long-term debt	866,473		874,686
Other long-term liabilities	36,776		34,561
Total Liabilities	1,216,303		1,225,850
Stockholders’ equity	470,175		428,978
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,686,478		$1,654,828

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer